Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our reports dated March 24, 2016 relating to the consolidated financial statements of Pan American Silver Corp. and the effectiveness of Pan American Silver Corp.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2015 and to the reference to us under the heading “Interests of Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

July 11, 2016